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  [FOR DOMESTIC CUSTODY AGREEMENTS HAVING REVISED UCC ARTICLE 8 DEFINITIONS]

                              GLOBAL CUSTODY RIDER

                                       TO

                           DOMESTIC CUSTODY AGREEMENT

         This Rider is entered into by and between The Chase Manhattan Bank ("Custodian") and State Farm Mutual Fund Trust on behalf of its separate investment portfolios listed in Schedule A ("Company") to provide Global Custody Services subject to the terms of the Custody Agreement dated as of October 30, 2000, and the terms herein. If there is any conflict between the terms in the Custody Agreement and the terms in this Rider with regard to the provision by Custodian of Global Custody Services to Company, the terms of this Rider shall govern. The terms of this Rider shall be effective as of the date Custodian commences to provide Global Custody Services to Company. Capitalized terms used herein and not defined herein shall have the meaning as set forth in the Custody Agreement.

1.       MAINTENANCE OF FINANCIAL ASSETS AND CASH OUTSIDE THE UNITED STATES.

         Global Custody Services shall be provided for those Financial Assets that are to be held outside the United States and unless Company's instructions specifically require another location acceptable to Custodian:

         (a) Financial Assets shall be held in the country or other jurisdiction in which the principal trading market for such Financial Assets are located, where such Financial Assets are to be presented for payment or where such Financial Assets are acquired; and

         (b) cash shall be credited to an account in a country or other jurisdiction in which such cash may be legally deposited or is the legal currency for the payment of public or private debts.

         Cash may be held pursuant to instructions in either interest or non-interest bearing accounts as may be available for the particular currency. To the extent Custodian can comply with Company's instructions to it, Custodian is authorized to maintain cash balances on deposit for Company with Custodian or one of its Affiliates at such reasonable rates of interest as may from time to time be paid on such accounts, or in non-interest bearing accounts as Company may direct, if acceptable to Custodian. For purposes hereof, the term "Affiliate" shall mean an entity controlling, controlled by, or under common control with, Custodian.

         If Company wishes to have any of the Financial Assets held in the custody of a Securities Intermediary other than the established Subcustodians as defined in Section 2 hereof (or their securities depositories), such arrangement must be authorized by a written agreement, signed by Custodian and Company.

2.       SUBCUSTODIANS AND DEPOSITORIES.

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          Custodian may act under this Rider through the subcustodians listed in
Schedule B hereto with which Chase entered into subcustodial agreements ("Subcustodians"). At Company's request, Custodian may, but need not, add to Schedule B an Eligible Foreign Custodian (hereinafter defined) that is either a bank or a non-Compulsory Depository where Custodian has not acted as Foreign Country Manager (hereinafter defined) with respect to the selection thereof. Custodian shall notify Company in writing in the event that Custodian agrees to add any such entity. Company authorizes Custodian to hold Financial Assets recorded to the Custody Account in accounts which Custodian has established with one or more of its branches or Subcustodians. Custodian and Subcustodians are authorized to hold any of the Financial Assets in their accounts with any securities depository in which Custodian or Subcustodians participate, subject in the case of a Compulsory Depository to the provisions set forth in section 9(e) hereof.

         Custodian may add new, replace or remove Subcustodians. Company shall be given reasonable notice by Custodian of any amendment to Schedule B. Upon Company's request, Custodian shall identify the name, address and principal place of business of any Subcustodian of Company's Financial Assets and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

         To be a Subcustodian of Financial Assets maintained outside the United States the Subcustodian chosen must be either a branch of a U.S. Bank or an Eligible Foreign Custodian, which are further defined as follows:

         (i) "U.S. Bank" shall mean a qualified U.S. bank as defined in Rule 17f-5(a)(7) under the Investment Company Act of 1940, as amended (the " 1940 Act");

         (ii) "Eligible Foreign Custodian" shall mean (1) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, (2) a majority owned direct or indirect subsidiary of a U.S. Bank or bank holding company that is incorporated or organized under the laws of a country other than the United States, (3) a foreign securities depository or clearing agency, incorporated or organized under the laws of a country other than the United States that acts as a system for handling of securities or equivalent book-entries in that country and that is regulated by a foreign financial regulatory authority as defined under Section 2(a)(5) of the 1940 Act, (4) a securities depository or clearing agency organized under the laws of a country other than the United States, when acting as a transnational system for the central handling of Financial Assets or equivalent book-entries, and (5) any other entity that H shall have been so qualified by exemptive order, rule or other appropriate action of the Securities and Exchange Commission (the "SEC").

3.       USE OF SUBCUSTODIAN.

         (a) Custodian shall identify the Financial Assets on its books as belonging to Company.

         (b) A Subcustodian shall hold Company's Financial Assets together with Financial Assets belonging to other of Custodian's customers in accounts identified on such Subcustodian's books as for the exclusive benefit of Custodian's customers.

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         (c) Any Financial Assets in the accounts held by a Subcustodian shall be subject only to the instruction of Custodian. Any Financial Assets held in a securities depository for the account of a Subcustodian shall be subject only to the directions of such Subcustodian.

         (d) Any agreement Custodian enters into with a Subcustodian for holding its customers' assets shall provide that such assets shall not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian except for safe custody or administration, and that the beneficial ownership of such assets shall be freely transferable without the payment of money or value other than for safe custody or administration or, in the case of cash deposit, liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar laws. Where Financial Assets are deposited by a Subcustodian with a securities depository, Custodian shall cause the Subcustodian to identify on its books as belonging to Custodian, as agent, the Financial Assets shown on the Subcustodian's account on the books of such securities depository. The foregoing shall not apply to the extent of any special agreement or arrangement made by Company with any particular Subcustodian.

4.       GLOBAL FINANCIAL ASSETS ACCOUNT TRANSACTIONS.

         (a) Financial Assets shall be transferred, exchanged or delivered by Custodian or Subcustodian upon receipt by Custodian of instructions from Company which include all information required by Custodian. Settlement and payment for Financial Assets received for, and delivery of Financial Assets out of, the Custody Account may be made in accordance with the customary or established Securities trading or Securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivery of Securities to a purchaser, dealer or their agents against a receipt with the expectation of receiving later payment and free delivery. Delivery of Financial Assets out of the Custody Account may be made in any manner specifically required by Company's instructions acceptable to Custodian.

         All collections of funds or other property paid or distributed in respect of Financial Assets in the Custody Account shall be made at Company's risk. Custodian shall have no liability for any loss occasioned by delay in the actual receipt of notice by Custodian or by Subcustodians of any payment, redemption or other transaction regarding Financial Assets in the Custody Account in respect of which Custodian has agreed to take any action under the Agreement.

5.       CORPORATE ACTIONS; PROXIES; TAX RECLAIMS.

         (a) CORPORATE ACTIONS. Whenever Custodian receives information concerning the Financial Assets which requires discretionary action by the beneficial owner of the Financial Assets (other than a proxy), such as subscription rights, bonus issues, stock repurchase plans and rights offerings, or legal notices or other material intended to be transmitted to Securities holders ("Corporate Actions"), Custodian shall give Company notice of such Corporate Actions to the extent that its central corporate actions department has actual knowledge of a Corporate Action in time to notify its customers. Custodian shall notify Company of any Corporate Action regarding Financial Assets held for the Company, that Custodian shall have received after its intended expiration.

         When a rights entitlement or a fractional interest resulting from a rights issue, stock dividend, stock split or similar Corporate Action is received which bears an expiration date, Custodian shall

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endeavor to obtain instructions from Company or an Authorized Officer, but if instructions are not received in time for Custodian to take timely action, or actual notice of such Corporate Action was received too late to seek instructions, Custodian is authorized to sell such rights entitlement or fractional interest and to credit the Cash Account with the proceeds or take any other action Custodian deems, in good faith, to be appropriate.

         (b) PROXY VOTING. Custodian shall provide proxy voting services, if elected by Company , in accordance with the terms of the Proxy Voting Services Rider hereto. Proxy voting services may be provided by Custodian or, in whole or in part, by one or more third parties appointed by Custodian (which may be its Affiliates); provided that Custodian shall be liable for the performance of any such third party to the same extent as Custodian would have been if it performed such services itself.

(c)      Tax Reclaims.

         (i) Subject to the provisions hereof, Custodian shall apply for a reduction of withholding tax and any refund of any tax paid or tax credits which apply in each applicable market in respect of income payments on Financial Assets for Company's benefit which Custodian believes may be available to Company.

         (ii) The provision of tax reclaim services by Custodian is conditional upon it receiving from Company or, to the extent the Financial Assets are beneficially owned by others, from each beneficial owner, A) a declaration of the beneficial owner's identity and place of residence and (B) certain other documentation (PRO FORMA copies of which are available from Custodian). Company acknowledges that, if Custodian does not receive such declarations, documentation and information Custodian will be unable to provide tax reclaim services.

         (iii) Custodian and its agents shall not be liable to Company or any third party for any taxes, fines or penalties payable by Custodian or its agents or by Company, and shall be indemnified accordingly, whether these result from the inaccurate completion of documents by Company or any third party, or as a result of the provision to Custodian or any third party of inaccurate or misleading information or the withholding of material information by Company or any other third party, or as a result of any delay of any revenue authority or any other matter beyond Custodian's or its agents' control.

         (iv) Custodian shall perform tax reclaim services only with respect to taxation levied by the revenue authorities of the countries notified to Company from time to time and Custodian may, by notification in writing, supplement or amend the markets in which the tax reclaim services are offered. Other than as expressly provided in this sub-clause, Custodian shall have no responsibility with regard to Company's tax position or status in any jurisdiction.

         (v) Company confirms that Custodian is authorized to disclose any information requested by any revenue authority or any governmental body in relation to Company or the Financial Assets and/or cash held for Company.

         (vi) Tax reclaim services may be provided by Custodian or, in whole or in part, by one or more third parties appointed by Custodian (which may be Affiliates); provided that Custodian shall be liable

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for the performance of any such third party to the same extent as Custodian would have been if it performed such services.

         (d)      TAX OBLIGATIONS AND INDEMNIFICATION.

         (i) Company confirms that Custodian is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Custody Account.

         (ii) Company agrees that if Custodian does not receive appropriate declarations, documentation and information that additional United Kingdom taxation shall be deducted from all income received in respect of the Financial Assets issued outside the United Kingdom and that any applicable United States withholding tax shall be deducted from income received from the Financial Assets. Company shall provide to Custodian such documentation and information as Custodian may require in connection with taxation, and warrant that, when given, this information shall be true and correct in every respect, not misleading in any way, and contain all material information. Company undertakes to notify Custodian immediately if any such information requires updating or amendment.

         (iii) Company shall be responsible for the payment of all taxes relating to the Financial Assets in the Custody Account, and Company agrees to pay, indemnify and hold Custodian and its agents harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to or resulting from, any delay in, or failure by, Custodian or its agents (1) to pay, withhold or report any U.S. federal, state or local taxes or foreign taxes imposed on, or (2) to report interest, dividend or other income paid or credited to the Cash Account, whether such failure or delay by Custodian or its agents to pay, withhold or report tax or income is the result of W Company's failure to comply with the terms of this paragraph, or (y) Custodian or its agents own acts or omissions; provided however, Company shall not be liable to Custodian and its agents for any penalty or additions to tax due as a result of the failure of Custodian or its agents to pay or withhold tax or to report interest, dividend or other income paid or credited to the Cash Account solely as a result of negligent acts or omissions of Custodian or its agents.

6.       NOMINEES.

         Financial Assets which are ordinarily held in registered form may be registered in a nominee name of Custodian, Subcustodians or securities depositories, as the case may be. Custodian may without notice to Company cause any such Financial Assets to cease to be registered in the name of any such nominee and to be registered in Company's name. Company agrees to hold Custodian, Subcustodians, securities depositories and its and their respective nominees harmless from any liability arising directly or indirectly from its or their status as a mere record holder of Financial Assets in the Custody Account.

7.       STANDARD OF CARE.

         Custodian shall use reasonable care with respect to its obligations and the safekeeping of Company's Financial Assets hereunder. Custodian shall be liable to Company for any loss which shall occur as the result of the failure of a Subcustodian (except that Custodian shall have no liability for the performance of a Compulsory Depository as defined in section 9(e) hereof) to exercise

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reasonable care with respect to the safekeeping of Financial Assets where such loss results directly from the failure of a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in its local market or from the willful default of such Subcustodian in the provision of custodial services by it. Any liability of the Custodian hereunder shall be limited to the extent set forth in section 7.16 of the Custody Agreement. Custodian shall not be responsible for the insolvency of any Subcustodian which is not a branch or its Affiliate.

         Custodian shall be entitled to rely, and may act, upon the advice of counsel (who may be counsel for Company) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

         Without limiting anything else contained in this section, Custodian shall not be liable for any loss which results from: 1) the general risk of investing, or 2) investing or holding Financial Assets in a particular country including, but not limited to, nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; and market conditions which prevent the orderly execution of securities transactions or affect the value of Financial Assets.

8.       FEES AND EXPENSES.

         Company agrees to pay Custodian for Global Custody Services hereunder the fees set forth in Schedule C hereto or such other amounts as may be agreed upon in writing, together with its reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees.

9.       MISCELLANEOUS.

         (a) FOREIGN EXCHANGE TRANSACTIONS. To facilitate the administration of Company's trading and investment activity, when instructed by specific or standing instruction, Custodian is authorized to enter into spot or forward foreign exchange contracts for Company's account with itself (or any of its Affiliates). Custodian may establish rules or limitations concerning any foreign exchange facility made available. In all cases where Custodian or its Affiliates have entered into a separate master foreign exchange contract with Company that covers a foreign exchange transaction for the Custody Account, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, the Agreement shall apply to such transaction.

         (b) CERTIFICATION OF RESIDENCY, ETC. Company certifies that it is a resident of the United States and agrees to notify Custodian of any changes in residency. Custodian may rely upon this certification or the certification of such other facts as may be required to administer Custodian's obligations under this Rider and the Agreement. Company shall indemnify Custodian and its agents against all losses, liability, damages, claims or demands arising directly or indirectly from any such certifications.

         (c) ACCESS TO RECORDS. Custodian shall allow Company's independent public accountant reasonable access to records relating to the Custody Account as is required in connection with their examination of books and records pertaining to Company's affairs. Subject to restrictions under applicable law, Custodian shall also obtain an undertaking to permit Company's independent public accountants reasonable access to the records of any Subcustodian which has physical possession of

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any Financial Assets as may be required in connection with the examination of
Company's books and records.

         (d) COMPANY'S REPRESENTATION. Company represents that the Financial Assets being placed in Custodian's custody are subject to the 1940 Act, as the same may be amended from time to time.

         (e) COMPLIANCE WITH SEC RULE 17F-5.

         (1) Company's board of directors (or equivalent body) (hereinafter "Board") hereby delegates to Custodian, and Custodian hereby accepts the delegation to Custodian, of the obligation to perform as its "Foreign Custody Manager" (as that term is defined in SEC 'Rule 17f-5(a)(2)), both for the purpose of selecting Eligible Foreign Custodians (as that term is defined in SEC Rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been made exempt pursuant to an SEC exemptive order) to hold Financial Assets and of evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in SEC Rule 17f-5(c)(2)); provided that, the term Eligible Foreign Custodian shall not include any "Compulsory Depository". A Compulsory Depository shall mean a securities depository or clearing agency the use of which is compulsory because: W its use is required by law or regulation,
(ii) securities cannot be withdrawn from the depository, or (iii) maintaining securities outside the depository is not consistent with prevailing custodial practices in the country which the depository serves. Compulsory Depositories used by Custodian as of the date hereof are set forth in Appendix 1-A hereto, and as the same may be amended on notice to Company from time to time.

         (2) In connection with the foregoing, Custodian shall:

         (i) provide written reports notifying our Board of the placement of Financial Assets with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to our Board at such times as the Board deems reasonable and appropriate based on the circumstances of our foreign custody arrangements (and until further notice from us such reports shall be provided not less than quarterly with respect to the placement of Financial Assets with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians);

         (ii) exercise such reasonable care, prudence and diligence in performing as Company's Foreign Custody Manager as a person having responsibility for the safekeeping of Financial Assets would exercise;

         (iii) in selecting an Eligible Foreign Custodian, first have determined that Financial Assets placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Financial Assets, including, without limitation, those factors set forth in SEC Rule 17f-5(c)(1)(i)-(iv);

         (iv) determine that the written contract with the Eligible Foreign Custodian (or, in the case of an Eligible Foreign Custodian that is a securities depository or clearing agency, such contract, the

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rules or established practices or procedures of the depository, or any combination of the foregoing) requires that the Eligible Foreign Custodian will provide reasonable care for Financial Assets based on the standards applicable to custodians in the relevant market; and

         (v) have established a system to monitor the continued appropriateness of maintaining Financial Assets with particular Eligible Foreign Custodians and of the governing contractual arrangements; it being understood, however, that in the event that Custodian shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford Financial Assets reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, Custodian shall promptly so advise Company and shall then act in accordance with Company's instructions with respect to the disposition of the affected Financial Assets.

Subject to paragraphs W(2)(O-M above, Custodian is hereby authorized to place and maintain Financial Assets on Company's behalf with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Custodian.

         (3) Except as expressly provided herein, Company shall be solely responsible to assure that the maintenance of Financial Assets hereunder complies with the rules, regulations, interpretations and exemptive orders promulgated by or under the authority of the SEC.

         (4) Custodian represents to Company that Custodian is a U.S. Bank as defined in Rule 17f-5(a)(7). Company represents to Custodian that: (i) the Financial Assets being placed and maintained in Custodian's custody are subject to the 1940 Act, as the same may be amended from time to time; (ii) Company's
Board: (A) has determined that it is reasonable to rely on Custodian to perform as its Foreign Custody Manager (B) or Company's investment adviser shall have determined that Company may maintain Financial Assets in each country in which Financial Assets shall be held hereunder and determined to accept the risks arising therefrom (including, but not limited to, a country's financial infrastructure (and including any Compulsory Depository operating in such country), prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Financial Assets held in custody, and the likelihood of nationalization, currency controls and the like) (collectively ("Country Risk")). Nothing contained herein shall require Custodian to make any selection or to engage in any monitoring on Company's behalf that would entail consideration of Country Risk.

         (5) Custodian shall provide to Company such information relating to Country Risk as is specified in Appendix 1-B hereto. Company hereby acknowledges that: (i) such information is solely designed to inform it of market conditions and procedures, but is not intended to influence Company's investment decisions; and (ii) Custodian has gathered the information from sources it considers reliable, but that Custodian shall have no responsibility for inaccuracies or incomplete information.

                                           STATE FARM MUTUAL FUND TRUST

                                           By: /s/ Edward B. Rust, Jr.
                                               -----------------------
                                           Name: Edward B. Rust, Jr.
                                           Title: President

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                                           Date: November 20, 2000

Accepted and agreed to:

THE CHASE MANHATTAN BANK

By:  /s/ Craig F. Werder
    ------------------------
Name:  Craig F. Werder
Title:  Vice President


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                                   SCHEDULE A

                Investment Portfolios Included in this Agreement


State Farm Equity Fund
State Farm Small Cap Equity Fund